EXHIBIT 99.1

Anika Announces Planned CFO Transition

Sylvia Cheung to Step Down in August 2020

Company Initiates Search for Successor

BEDFORD, Mass., June 02, 2020 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated joint preservation and regenerative therapies company with products across the orthopedic early intervention continuum of care, today announced that Sylvia Cheung, Chief Financial Officer, has informed the Board of Directors of her decision, following a period of transition, to step away from her role at Anika effective August 21, 2020.  Anika has initiated a search to identify Ms. Cheung’s successor. If a successor has not been identified prior to Ms. Cheung’s planned departure, the Company may request that she continue as a special advisor for a period of time to help ensure a smooth transition.

“Sylvia is an exemplary leader who has made many meaningful contributions to Anika over the years,” said Cheryl R. Blanchard, Ph.D., President and Chief Executive Officer of Anika. “On behalf of the Board and the entire company, I want to thank Sylvia for her steady leadership. Among other things, she has helped develop and begin execution of our transformation strategy, and has built strong and high performing finance and accounting, investor relations and information technologies functions that will support our ongoing success. We appreciate Sylvia’s input in the search process and are confident she will succeed in whatever she chooses to do next.”

“I am proud of what we have built over the last 15 years. It has been an extraordinary experience for me, and I am especially pleased that the Company is well positioned for its next phase of growth,” said Ms. Cheung. “I look forward to working closely with Cheryl and the Board to identify the right candidate and to help ensure a smooth transition. As I look to the future, I am confident in Anika’s long-term business plan and in Cheryl’s and the management team’s ability to achieve the Company’s strategic and financial goals. I will be following Anika’s growth and success for years to come.”

About Anika Therapeutics
Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated joint preservation and regenerative therapies company based in Bedford, Massachusetts. Anika is committed to delivering therapies to improve the lives of patients across a continuum of care from osteoarthritis pain management to joint preservation and restoration. The Company has close to three decades of global expertise commercializing more than 20 products. For more information about Anika, please visit www.anikatherapeutics.com.

For Investor Inquiries: Anika Therapeutics, Inc. Sylvia Cheung, 781-457-9000 Chief Financial Officer investorrelations@anikatherapeutics.com	For Media Inquiries: W2O Group Jeremy Berrington, 312-241-1995 jberrington@w2ogroup.com